Rental Agreement

Leaser: Guan Shaohong	ID No:	(Hereinafter referred as Party A)
Mail Address: XXX
ID No.: XXX
Tel: XXX	Fax: XXX

Leasee: Broadway (Macao Commercial Offshore) Co., Ltd                               (Hereinafter named as Party B)

Representative: Kin Sun Sze-TO	ID No.: XXX

Mail Address: XXX

Tel: XXX

Both parties hereby agree and execute this Rental Agreement on renting Alameda Dr. Carlos D’Assumpção, No. 181-187, 12 Andar, B12, Edif. Centro Comercial do Grupo Brilhantismo, Macao, which covers a construction area of 653 square feet, to Party B for the commercial purposes. The details of the Rental Agreement thereof are as per following:

Article 1.

The sum of rental plus management fee for the first year shall be HKD NINE THOUSAND (HKD 9,000.00) per month. The sum of rental plus management fee for the second year shall be HKD TEN THOUSAND (HKD10,000.00) per month. HKD EIGHTEEN THOUSAND (HKD 18,000.00) shall be paid by Party B as the deposit to Party A when this Rental Agreement is signed (HKD14,400 had been paid when the former Rental Agreement was signed, so another HKD 3,600 shall be paid when this Rental Agreement is signed). The rental shall be paid to the following bank account before 22nd per month and no delay of such payment shall be allowable. A/C Name: Guan Shaohong Bank: XXX Bank account: XXX

Article 2.

The rental period hereof shall be two years from September 15, 2013 to September 14, 2015 and neither party shall be entitled to terminate the Rental Agreement before the date of expiration; and either party in breach against this clause shall pay another monthly rental plus management fee to the other as the compensation.

Article 3.

Party B shall pay the rental plus management fee no in due course. Any delay of such payment shall be deemed as the breach of this Rental Agreement and entitle Party A to terminate this Rental Agreement immediately and to collect the unpaid rental plus management fee and the interests of the unpaid at the monthly rate of 1.5% until the payment of the unpaid plus interests is made.

Article 4.

The deposit for the amount of HKD18,000 shall not be deemed as part of rental and be refunded without interest to Party B after all expenses of water, electricity, telephone, and procedures are paid off by Party B when the Rental Agreement expires. Any water bill, electricity bill and telephone bill unpaid by Party B shall be deducted from this deposit and should the unpaid amount more than the deposit, the shortfall should be paid by Part B.

Article 5.

No relocation compensation shall fall on Party A when Party B moves out the premise stated in the Rental Agreement after the date of expiration. A written notice shall be delivered to Party A from Party B at least two months ahead of the expiration date of this Rental Agreement provided that Party B intends to renew the rental. With the consent from Party A, the Rental Agreement shall be renewed; otherwise, Party B shall move out of the premise as specified hereof.

Article 6.

Besides the Building Management Manual (See Attachment 1) of Centro Comercial do Grupo Brilhantismo, Party B shall:

(1)	Maintain all facilities in the leased premise, including the floor, ceiling, walls, doors, windows, outlets of cold air ducts and fire fighting systems; and shall not make any modifications on above mentioned items without written consent from Party A;
(2)	Compensate Party A for any damage of above mentioned items;
(3)	Pay for the decoration; obtain the approval from Party A for the renovation plan before performing any such actions; and not have to restore the wall when the Rental Agreement expires.
(4)	Not be entitled to reconstruct, install and/or add any supporting facilities in the leased area and/or public areas without the prior consent from Party A;
(5)	Only use the leased property hereof for the commercial purposes and not to store any prohibited goods or for any illegal usages; otherwise, all consequences caused by breaches of this Clause shall fall on Party B;
(6)	Not be entitled to sublease, underlease or lend the leased property hereof to any individual or other 3rd party; and such breaches shall cause the termination of the Rental Agreement and under such circumstance, Party B shall return the leased property to Party A unconditionally;
(7)	Take good care of the leased property and fix any damages. Party A shall inform in written or orally Party B to fix the damages that are discovered by Party A in the leased property and shall take proper fixing measures against such damages under the payment from Party B when Party B fails to do so;
(8)	Pay government-related taxes except for lease tax and house tax;
(9)	In its name, apply and pay for installing the electricity meter and purchase insurances related to the leased property; and
(10)	In case that Party B fails to pay the rental and the leased property has been closed for over 30 days, Party A shall be entitled to break into the property and move all items (including all equipments and facilities) and to terminate the Rental Agreement;

Article 7.

The above mentioned Mail Addresses of both parties shall be applicable for mailing. Either Party shall inform in written the other of its relocation; otherwise, the mails and/or faxes to such addresses shall be deemed arrived.

Article 8.

The matters that are not mentioned in this Rental Agreement shall be governed by effective laws, regulations and their revised versions by Macao Government.

Article 9.

This Rental Agreement is made out in triplicate, each of which shall be held by Party A, Party B and the Witness, and shall come into effect upon the signatures of both parties.

Note: Party A shall sell this Rental Agreement when selling the leased property.

Party A:

(Signed)

Party B:

Representative: (/s/Kin Sun Sze-To, Chief Executive Officer)

(Seal of Broadway (Macao Commercial Offshore) Co., Ltd.)

Witnessed by:

(Seal of Sun City Property Company Limited)

Date: September 2013

 Macao